ELLINGTON MANAGEMENT GROUP

CODE OF ETHICS

Version:  September 10, 2014

TABLE OF CONTENTS

1. INTRODUCTION

1.1. Adoption of the Code

1.2. References

1.3. Version History

2.COMPLIANCE WITH THE LAW

2.1. Fiduciary Duty and Conflicts of Interest

2.2. Compliance with Federal Securities Laws

2.2.1. Fraud and Manipulative Practices

2.2.1.1. Fraud under the AdvisersAct

2.2.1.2. Misrepresentation and general securities fraud

2.2.1.3. Insider Trading

2.2.1.4. Manipulative Practices

2.2.2. Fraud and Manipulative Practices under the Investment Company Act

2.3 Compliance with Disclosure to Investors

2.4. Compliance with Contractual Terms

2.5. References

2.6. Version History

3. ADHERENCE TO ELLINGTON POLICIES AND PROCEDURES

3.1. Version History

4. INDIRECT MISCONDUCT

4.1. Indirect violations of Ellington Policy

4.2. References

4.3. Version History

5. REPORTING MISCONDUCT

5.1. Anonymous Reporting

5.1.1. Information Related to Ellington Financial

5.1.2. Information Related to Ellington Residential Mortgage REIT

5.2. Reporting Misconduct by Third Parties

5.3. Obligation to Provide all Relevant Information

5.4. Reporting Involvement in Litigation, Regulatory Inquiries, or DisciplinaryProceedings

5.5. No Limitation on Right to Report to Regulators

5.6. Version History

6. THE OMBUDSMAN

6.1. Current Ombudsman

6.2. Contacting the Ombudsman

6.2.1. Directly

6.2.2 Anonymously

6.3. Handling of Information Received by the Ombudsman

6.4. Information related to Ellington Financial LLC and Ellington Residential Mortgage REIT

6.5. Consultation with Ombudsman

6.6. References

6.7. Version History

7. ROLE OF THE SUPERVISOR

7.1. References

7.2. Version History

8. ROLE OF THE COMPLIANCE COMMITTEE

8.1. Composition of the Committee

8.2. Version History

9. ROLE OF THE CHIEF COMPLIANCE OFFICER AND THE GENERALCOUNSEL

9.1. Discretion of GC and CCO

9.2. Delegation of Authority to Designee

9.3. Exceptions and Prior Approvals

9.4. Version History

10. DISCIPLINARY PROCEDURES

10.1. Violations of Personal Trading Policy

10.2. Version History

11. PERSONAL TRADING

11.1. Definitions

11.1.1. Client Account

11.1.2. Compliance11

11.1.3. Firm Account

11.1.4. Green List

11.1.5. Mutual Funds That Must Be Pre-cleared list

11.1.6. Permitted Instruments

11.1.7. Personal Account

11.1.8. Restricted List

11.2. Trading Restrictions

11.2.1. Prior Written Approval Required for Transactions in Personal Accounts

11.2.1.1. Scope of Approval

11.2.1.2. Approval of Limit Orders

11.2.1.3. Expiration of Approval and Effect of Notices

11.2.1.4. Discretion Exercised byOthers

11.2.2. Exceptions to Requirement of Prior Written Approval

11.2.2.1. Permitted Instruments

11.2.2.2. Green List Instruments

11.2.2.3. deminimis trading of public companies

11.2.2.4. Trades in Accounts over which you have no influence or control

11.2.2.5. Municipal Securities

11.2.3. 30-Day Minimum Holding Period for Public Equities Positions

11.2.3.1. Treatment of Options under Holding Period Requirement

11.2.4. No Personal Trading Permitted through Ellington Trading Desks

11.3. Restrictions on Trading and Holding of Ellington-Managed Public Companies

11.3.1. Trading Windows

11.3.2. Pre-clearance requests two days before trading

11.3.3. No de minimis exception

11.3.4. Required use of designated broker dealer

11.3.5. No shorting

11.3.6. Expected minimum six-month holding period

11.3.7. No trading while in possession of material, non-public information

11.3.8. Reporting of executions by Section 16 filers

11.4. Restriction on Investment in IPOs

11.5. Restriction on Investment in Private Placements

11.5.1. Investment in Ellington-managed funds

11.6. Limit on Investment in Financial Firms

11.7. Limit on Investment in Residential Real Estate

11.8. Reporting of Transactions and Holdings

11.8.1. Initial Holdings Report

11.8.2. Required Delivery of Duplicate Statements and Confirmations

11.8.3. Annual Holdings Report

11.8.4. Quarterly Transaction Reports

11.8.5. Reporting of Newly Opened Accounts

11.8.6. Exceptions to Reporting Requirements

11.8.6.1. Automatic Investment Plans

11.8.6.2. Accounts over which you have no influence or control

11.8.7. Identification of Family Members who are Officers or Directors of Public   Companies or whose Employers may do Business with Ellington

11.8.8. Additional Requests for Information

11.8.9. Reporting by Interns, Contractors, and Temporary Employees

11.9. Exceptions for Short TermPersonnel

11.10. Review by Compliance

11.11. References

11.12. Version History

12. GIFTS AND ENTERTAINMENT

12.1. Giving of Gifts or Entertainment

12.1.1. Limit on Gifts to or Entertainment of Certain Classes of Recipients

12.1.1.1. ERISA Plan Asset Investors

12.1.1.2. Foreign Officials

12.1.1.3. State or Local PensionOfficials

12.1.2. Exceptions to Requirement of Prior Approval of Giving of Gifts orEntertainment

12.1.2.1. Entertainment or meals provided under $500 per person per event

12.1.2.2. Gifts and gratuities under $250

12.2. Acceptance of Gifts orEntertainment

12.2.1. Limit on Gifts or Entertainment Accepted in Connection with Transactions for ERISA Clients

12.2.2. Exceptions to Requirement of Prior Approval of Acceptance of Gifts orEntertainment

12.2.2.1. Entertainment or meals received under $250 per person per event

12.2.2.2. Gifts and gratuities under $250

12.3. Personal Gifts or Entertainment Not in Relation to Ellington’s Business

12.4. References

12.5. Version History

13. OUTSIDE ACTIVITIES

13.1. Exception for ApprovedPositions

13.2. Charitable and Civic Activities

13.3. Business Opportunities

13.4. Separation of Outside and Professional Activities

13.5. Prohibited Payments Involving Third Parties

13.5. Version History

14. COMMUNICATION WITH THIRD PARTIES

14.1. Regulators and GovernmentAgencies

14.2. Press and the Media

14.3. Entering into Contracts

14.4. Engaging Outside Counsel

14.5. Investor Communications

14.6. No Communications Disparaging Clients, Investors, Ellington, or EllingtonEmployees

14.7. Version History

15. DISTRIBUTION AND ACKNOWLEDGEMENT OF THE CODE OFETHICS

15.1. Distribution of the Code of Ethics to Investors

15.2. References

15.3. Version History

16. POLITICAL CONTRIBUTIONS

16.1. Activity Requiring Pre-clearance

16.2. People Covered

16.3. Contributions by Ellington and Affiliated Entities

16.4. References

16.5. Version History

1.INTRODUCTION

This Code of Ethicsand Conduct Manual (the “Code of Ethics”or the “Code”) summarizes Ellington policies concerning how all employees are expected to behave in all their dealings with third parties – e.g. investors, vendors, counterparties. It also addresses specific provisions required to be included in our Code as mandatedby Securities and ExchangeCommission (“SEC”) rules and regulations – like personal trading. Youshould carefully reviewthe Code and be familiarwith its content and abide by its prescriptions.

The Code should be read in conjunction with the Employee Handbook, and the Compliance Manual. The Employee Handbook addresses issues dealing with our workplace environment, like office protocols and policies, and compensation and benefits. Our Compliance Manual is the more detailed and comprehensive set of policies and procedures that compriseEllington’s legal framework to facilitate full compliance with all federal and state rules and regulations applicable to our business.

Ellington is committed to a culture of integrityand fair dealing in all aspects of our professional environment. That means not only complying with the letter of the law, but also with its spirit. It means embracing standards of conduct that in some circumstances exceed what is minimallyrequired by applicable law. It also means valuing Ellington’s franchise and reputation – never undertake actions that you would beembarrassed by if exposed to the light of day – whetherto your peers,to our competitors or to the public at large.

Following the guidelines set forth in the Ethics Code, the Compliance Manual and the Employee Handbook will help ensure that you contribute to the positive compliance culture that Ellington expects. Nevertheless, given the ever evolving (and at times subjective) standards of appropriate and ethical behavior in our industry it is important that every employee attend training sessions when scheduled, report instancesof wrongdoing, and be uninhibited in asking questions of your supervisor and the professionals in the Legal and Compliance group.

1.1. Adoption of the Code

This Code of Ethics has been adopted by Ellington Management Group, L.L.C. and its affiliates, including Ellington Global Asset Management, L.L.C., Ellington Financial Management, L.L.C., Duke Funding Management, L.L.C., Ellington Residential Mortgage Management LLC, EllingtonREIT Management LLC, and entities formed to act as the managing memberor general partner of funds advised by Ellington (collectively, “Ellington” or “we”), in order to set the standard of conduct Ellingtonexpects of all of its principals and employees, including temporary employees, contractors, and interns (together, “Ellington Personnel” or“you”).

The Code has been adopted in order to comply with Section 204A of the Investment Advisers Act of 1940, as amended, (the “Investment Advisers Act”) and the rules thereunder, which require registered investment advisers to adopt and maintain a code of ethics including provisions addressing compliance with the federal securities laws and the collection of information about the personal trading of persons with access to non-public information about the adviser’s clients.

The Code has also been adopted in order to comply with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which requires investment advisers to registered investment companies to adopt and maintain a code of ethics including provisions addressing compliance with the federal securities laws and the collection of information about the personal trading of persons affiliated with such investment adviser.

The Code is also intended to satisfy requirements under the Commodity Exchange Act, including rules adopted thereunder and rules of the National Futures Association.

1.2. References

Investment Advisers Act:

Rule 204A-1(a) (requiring registered advisers to adopt a code of ethics)

Investment Company Act:

Rule 17j-1 (requiring advisers to registered investment companies to adopt a code of ethics)

1.3. Version History

Adopted: February 2, 2009

Updated: May 1, 2014; October 1, 2013; September 6, 2012

2. COMPLIANCE WITH THE LAW

Ellington sets the highestpossible standards of ethical and professional conductfor you and for itself. The firm places the highest priority on maintaining its reputation for integrityand professionalism. Though the firm may set standards for you and itself that are higherthan those requiredby law, you are also, in all circumstances, expected to comply with the letter and the spirit of all applicable laws, rules, and regulations, including all applicable federal,state, and foreignlaws. You are also expected to live up to the standards and course of conduct Ellington has committed to with its investors and be mindful of our contractual obligations.

Ellington is subject to laws governing a number of different subject matters, including securities, commodities, anti-trust, employment, and anti-discrimination. Because the regulatory environment in which the firm operatesis complex, and because application of the many rules to which we are subject can involve difficult questions of judgment, if, at any time, you have questionsabout whether a law or rule applies, or about how to interpret disclosurewe have made to our investors or the terms of a contract, you are expectedto consult with the GeneralCounsel (“GC”) or a member of the Legal and Compliance group.

2.1. Fiduciary Duty and Conflicts of Interest

Ellington owes a fiduciaryduty to all of its clients, includinga duty of honesty, good faith, and undivided loyalty. As a consequence, you must always place the interests of Ellington’s clients before your own interests or the interests of Ellington. You may not cause a client to take any action, or not to take any action, for your personal benefit, or that is in any way not in the best interest of the client.

You must report any actual or potential material conflict of interest involving you or one of your family members to the Chief Compliance Officer (“CCO”) so   that a determination can be made as to whether or not a transaction may proceed, and whether the conflict must be disclosed to the client. If you have any doubt about whether a conflict of interest exists or whether it is material, you should discuss it immediately with the GC or CCO.

Conflicts of interest can also arise among our clients, includingwhen they have overlapping tradingstrategies, or when they participate in the same transaction. No Ellington fund or managed account should be permitted under any circumstances to improperly benefitat the expense of anotherEllington client when conflicts of interest arise between them. The firm has specificpolicies to address certain of the circumstances in which such conflicts may arise, including policies governing the Allocation of trades and the handling of Cross Transactions (see the corresponding sections of the Compliance Manual). Conflicts can also arise among our clientswhen they jointlyinvest in a venture or securitization which they control. Potential conflicts can at times be complex and subtle. You areexpected to be mindful of potential conflicts and report materialconflicts to the CCO whenever you are involved in a transaction in which multiple Ellington clients are participating.

Conflicts of interest can also arise among investors in the funds that we manage. Ellington ultimately owes a duty to the fund itself and the collective interestsof its investors and the competing interests of a particular investorin a client fund should not be improperly favored over the interests of another investor.

2.2. Compliance with Federal Securities Laws

Ellington and its Personnelmust comply with the spiritand the letter of the federal securities laws. This section summarizes some of the key provisions applicable to you and the firm. You should also review and be familiarwith Ellington’s Compliance Manual. This Code and the Compliance Manual are intended to establish policies and procedures reasonably expected to prevent and detect violations of the federal securities laws. The Code and the Manual, however, are not and cannot be exhaustive. If you have questions about the Code, the Manual, or the federal securities laws, you are expected to raise them with the CCO or the GC.

2.2.1. Fraud and Manipulative Practices

Section 206 of the Advisers Act and the rules thereunder make it unlawful for an investment adviser to engage in fraudulent, deceptive, or manipulative conduct. In addition, Section 206 imposes a basic fiduciary duty on investment advisers.The purpose of this duty is to eliminate conflicts of interest and to prevent an adviser from overreaching or taking unfair advantage of a client’s trust. As a fiduciary, an investment adviser owes its clients a duty of honesty and good faith, and must act solely inthe best interests of the client. An investment adviser must make timely, full, and fair disclosure of all materialfacts, particularly where the adviser’s interest may conflict with the client’s.

Among the specific obligations that the SEC has indicated flow from an adviser’s fiduciary duty are:

a. A duty to have a reasonable, independent basis for any investment advice;

b. A duty to obtain best execution for clients’ securities transactions where the adviser is in a position to direct brokeragetransactions;

c. A duty to ensure that its investment advice is suitable to the client’s objectives, needs, and circumstances; and

d. A duty to be loyal to clients.

2.2.1.1. Fraud under the Advisers Act

Many provisions of this section of the Code and the firm’s Compliance Manual are intended to help ensurethat Ellington and all Ellington Personnel operate in a manner consistent with the requirements of Section 206, the Advisers Act’s anti-fraud provision.

Among the many typesof activities that have been found to violate Section 206are:

a. front-running (trading in front of an order being placed on behalf of a client of Ellington);

b. misrepresenting pricing methodology;

c. deliberate mispricing of portfolio holdings; and

d. favoring certain clients or the firm itself in allocating initial public offerings without adequately   disclosing the practice.

2.2.1.2. Misrepresentation and general securities fraud

In additionto the anti-fraud provisions of the AdvisersAct, which govern our interactions with our clientsand investors, you must also be mindful of the broad anti-fraud provisions under the Securities Exchange Act, which cover material misrepresentations made in connection with the purchase or sale of a security, including misrepresentations to our investors and to our trading counterparties.

The relevant anti-fraud rule, Rule 10b-5, providesthat:

It shall be unlawful for any person, directly or indirectly, by the use of any means or instrumentality of interstate commerce, or of the mails or of any facility of any national securities exchange,

a. To employany device, scheme,or artifice to defraud,

b. To make any untrue statement of a material fact or to omit to state a materialfact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, or

c. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person, in connection with the purchase or sale of anysecurity.

Please keep in mind that this rule has been applied to a wide range of conduct relating in any way to the securities markets.

2.2.1.3. Insider Trading

Federal securities laws also prohibit insider trading and fraud relating to the misuse of confidential information. You must also review   and be familiar and complywith the sectionsof the firm’s Compliance Manual addressing Insider Trading, Confidentiality, and Information Barriers.

2.2.1.4. Manipulative Practices

Section 9(a)(2) of the Securities Exchange Act makes it unlawfulfor any person, acting alone or with others,to effect a series of transactions in any security registered on a national   securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule   10b-5 has been interpreted to proscribe the same type of trading practicesin OTC securities. Section 9(a)(2) of the Commodity Exchange Act makes it unlawful for any person to manipulate or attempt to manipulate the price of any commodityfuture subject to the rules of any contract market.

The thrust of the prohibitions against manipulative trading practices is that no employee should, alone or with others, for any account, including any Personal Account:

1. engage in tradingor apparent tradingactivity for the purpose of inducing purchases or sales by others; or

2. engage in trading or apparent tradingactivity for the purpose of causing the price of a security or commodity future to artificially move up or down, and then take advantage of such price movement by buying or selling at such “artificial” price level.

Of course, buy or sell programs may cause stock or commodity future prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, Section 9(a)(2) of the Exchange Act and Section 9(a)(2) of the Commodity Exchange Act prohibit activity where there is a purpose to affect the price of a security or commodity futureartificially through tradingor apparent trading, not where such change is an incidental result of a change in supply or demand or changes in the intrinsic value of a security.

Strategies involving trades that lack economic substance,including trades in which ownership of an instrument and the associated risk is not passed between buyer and seller, should raise red flags.    Trades that involve informal side arrangements between buyer and seller, including trades that temporarily “park” securities with a buyer, should also be of concern. As determinations of whether a trading practice is or would appear to be manipulative can be very dependent upon the specific facts and circumstances and involves significant judgment, you are expectedto consult with the GC or CCO if you have any doubts or questions about whether a particular practice is or might be deemed manipulative.

2.2.2. Fraud and Manipulative Practices under the Investment Company Act

Section 36 of the Investment CompanyAct imposes a fiduciary duty on investment advisers to registered investment companies. Similar to the Advisers Act fiduciary standards, the purposeof this duty is to eliminate conflictsof interest and to preventan investment adviserto a registered investment company from overreaching or taking unfairadvantage of a registered investment company client’s trust.

Pursuant to Investment CompanyAct Rule 17j-1,affiliated persons of investment advisers to registered investment companies are specifically prohibited from, in connection with the (direct or indirect) purchase or sale of a security held or to be acquired by the registered investment company client:

a. employing any device, scheme or artifice to defraud the registered investment company;

b. making any untrue statement of a material fact to theregistered investment company or omitting to state a material fact necessary in order to make the statements made to the registered investment company, in light of the circumstances under which they are made, not misleading;

c. engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on theregistered investment company; or

d. engaging in any manipulative practice with respect tothe registered investment company.

Provisions of this Code and the firm’s Compliance Manual are intended to help ensure that Ellington and all Ellington Personnel operate in a manner consistent with the requirements of the Investment Company Act, and in particular (but not exclusively) Sections 36 and 17, and Rule 17j-1 thereunder.

2.3. Compliance with Disclosure to Investors

Ellington makes commitments to our investorsto abide by certain procedures and standards of conduct in multiple ways, including through disclosure in offering materials for our funds, through Parts I and II of Form ADV (the firm’s standard disclosure document), in marketing materials, and in due diligence questionnaires. The firm may also commit to certain standards or practices   in the contracts with our clients, or through provisions in governing or constitutive documents for some of our funds. As an Ellington employee, you are   required to conform your conduct at all times to the standards we have disclosedto our investors or which are set forth in relevant governing or disclosure documents.

2.4. Compliance with Contractual Terms

Ellington regularly enters into contracts with third parties, including counterparties. As a general matter, unless you have received specific instructions from the GC or his designee, you are expectedto ensure that you take appropriate steps to comply with the terms of any contractwhich govern the work that you do at the firm.  If you have questions about the   applicability of a contract, or about how a particular term or provision should be interpreted, you should contact the GC.

2.5. References

Securities Act:

Section 17(a) (prohibiting fraud in connection with the offer or sale of securities)

Securities Exchange Act:

Section 9(a)(2) (defining certain manipulative trading practices)

Section 10(b) and Rule 10b-5 thereunder (prohibiting fraud in connection with the purchase or sale of securities)

Commodity ExchangeAct:

Section 9(a)(2) (prohibiting manipulation or attempted manipulation)

2.6. Version History

Adopted:          February 2, 2009

Updated:          May 1, 2014; May 5, 2010

3. ADHERENCE TO ELLINGTON POLICIES AND PROCEDURES

As noted above, Ellington may set standards of conduct for the firm and its employees that exceed the standards required by law. These standards are set forth in this Code, in the firm’s Compliance Manual, and in the Employee Handbook.   You are expected to comply with the letter and the spirit of the requirements set forth in each of these documents, and in any procedures related to them. Given the complex nature of the markets and regulatory environment in which the firm operates, and the sometimes difficult or subtle judgments that must be made in applying rules, regulations, or standards of conduct to particular factual situations, you are expected to exercise caution and consult a member of the Legal and Compliance group whenever you have any question about the meaningor applicability of any firm policy.

3.1. Version History

Adopted:          February 2, 2009

4. INDIRECT MISCONDUCT

Certain securities laws make it unlawful for any person indirectly, or through or by any other person, to do any act or thing which it would be unlawful for that person to do directly under those laws or any related rule or regulation. The securities laws also prohibit the aiding and abetting of violations by others. This means that those who provide substantial assistance to others who violate the law may be liable as if they had violated the law themselves. Consequently, if you have questions about whether conduct by a counterparty or other third party with which Ellingtondoes business is improper or may violate the law, you must bring your concerns to the attention ofthe CCO or the GC.

4.1. Indirect violations of Ellington Policy

You may not indirectly, or through or by any other person,engage in conduct which violatesthis Code, the Compliance Manual,the Employee Handbook,or any related policiesand procedures. You likewise may not substantially assist violations by another.

4.2. References

Securities Exchange Act:

Section 20(a) (proscribing violation of the Act through or by means of another person)

Section 20(b) (providing the SEC with authority to prosecute aiding and abetting of violations of the Act)

Investment Advisers Act:

Section 208(c) (prohibition on violations that are indirect or by or through another person)

Investment Company Act:

Section 48(a) (prohibition on direct or indirect violations of the Investment Company Act and rules, regulations and orders thereunder, by or through another person)

4.3. Version History

Adopted:          February 2, 2009

Updated:          May 1, 2014

5. REPORTING MISCONDUCT

You are required to promptly reportviolations of this Code, the firm’s Compliance Manual, or the federal securities laws to the CCO or the GC. Ellington will use its best efforts to keep confidential the identity of any Ellington Personnel making such a report. Complete confidentiality may not be possible in every case, however, where investigation and regulatory reporting may be required. Nonetheless, Ellington will not permit retribution, discrimination, or retaliation against, or harassment or intimidation of, employees because they have made such a report in good faith.

You are also generally responsible for being aware of what goes on around you, and fornot purposefully ignoringor turning a blind eye to misconduct. Though you should not, and are not expected to, investigate potential misconduct, you are responsible for paying attentionto red flags and for reporting information to the GC or CCO should you become aware of facts indicating or suggesting misconduct.

In addition, if you become aware of a risk of potential misconduct or the appearance of misconduct associated with Ellington’s businessor trading practices, or become concerned about practices that are not explicitly addressed in this Code or the firm’s Compliance Manual, you are encouraged to discuss those concerns with your direct supervisor. If, however, you are uncomfortable discussing an issue with your supervisor, or if you believe an issue has not been appropriately addressed orinvolves your supervisor, you should bring the matter to the attention of the CCO or the GC.

5.1. Anonymous Reporting

Though absoluteanonymity cannot be guaranteed, you can reportany concerns you may have, and request anonymitywhen making such reports, by contacting the firm’s external ombudsman as explained in the Ombudsmansection of the Code.

5.1.1. Information Related to Ellington Financial

We have established a procedure under which complaintsregarding accounting matters relatedto Ellington Financial LLC (“EFC”) may be reported anonymously. Personnel may anonymously report these concerns via a toll-free compliance hotline at 1-800-876-6024 or electronically via a website at http://ellingtonfinancial.alertline.com

5.1.2. Information Related to Ellington Residential Mortgage REIT

We have also established a procedure under which complaints regarding accounting matters related to Ellington Residential Mortgage REIT (“EARN”) may be reported anonymously. Personnel may anonymously report these concerns via a toll-free compliance hotline at 1-855-431-9961 or electronically via a website at http://earnreit.alertline.com

5.2. Reporting Misconduct by Third Parties

If at any time you become aware of misconduct by or at a firm with which Ellington does business, and that misconduct is related to a transaction or course of business in which Ellington is engaged with that other company, you must report that misconduct to the CCO or the GC.

5.3. Obligation to Provide all Relevant Information

Certain provisions of the Code and the Compliance Manual require you to seek approval before engaging in certain activities, including seeking approvalfrom the GC or CCO. When seeking approval, and in general when supplying information to the firm and other Ellington Personnel, you are expected   to disclose all relevant information and not to withhold facts that would bear on the matter being considered.

5.4. Reporting Involvement in Litigation, Regulatory Inquiries, or Disciplinary Proceedings

You should promptly reportto the CCO or GC if you i) becomeinvolved in litigation related to securities, or involving allegations of fraud or similar misconduct; ii) are contacted as part of a regulatory inquiry by the SEC or a similar government agency; iii) become the subject of any disciplinary or administrative proceeding related to securities or involving allegations of fraud or similar misconduct, or iv) are charged with a criminal offense.

5.5. No Limitation on Right to Report to Regulators

The reporting obligations in this policy are intended to help the firm identify and address misconduct and potentialmisconduct on a timely basis, and to ensure that disclosure regardinginvolvement in disciplinary matters and regulatory or governmental investigations is complete and accurate. While we prefer that you report concernsor issues internally as discussed above before discussing them with regulators, no Ellington policy or procedure, either here, in any other firm policy document, or in the employment or other agreement governing your relationship with the firm, in any way limits or restricts any right you have to report a violation of law to the SEC or to communicate with that agency regarding possible securities law violations.

5.6. Version History

Adopted:          February 2, 2009

Updated:          October 1, 2013; July 16, 2012

6.THEOMBUDSMAN

As discussed in Section 5 above, you are expectedto report misconduct when you become awareof it, including violations of this Code or of provisions of the firm’s Compliance Manual and other Ellington policies and procedures.  The firm recognizes that, in certain cases, particularly where you feel that suspected misconduct involves your supervisor or members of senior management, or where you feel that your concerns have not been adequately addressed or properly handled, you may feel uncomfortable discussing the matter with your supervisor, or with the GC or the CCO. In such cases, you should contactthe firm’s Ombudsman, who is charged with receiving and handling such complaints or concerns.

Though, as a privatecompany, Ellington is not requiredto establish a means for employees and others to anonymously reportissues as set forth in Section 301 of Sarbanes-Oxley, the firm has appointed the Ombudsman to receive anonymous complaints in order to help ensure that all material concerns are addressed.

6.1 Current Ombudsman

The Ombudsman is Kenneth A. Lefkowitz, a partner at the law firm of Hughes Hubbard & Reed LLP. Mr. Lefkowitz’s practice concentrates on capital markets, includingSEC related issues,and on boards of directorsand their special committees in strategic situations. In addition, Mr. Lefkowitz acts as outside general counsel to many of his clients.

Though effortwill be made to preservethe anonymity of those contacting the Ombudsman, he and Hughes Hubbard serve as counsel to Ellingtonand ultimately represent the interests of Ellington. No attorney-client relationship will be established betweenthe Ombudsman and those employees contacting him.

6.2. Contacting the Ombudsman

6.2.1. Directly

You can contact Mr. Lefkowitz directly at 212.837.6557.

6.2.2. Anonymously

Although absoluteanonymity cannot be guaranteed, you can send any complaints or concerns to the Ombudsman via regular mail to the following address:

Kenneth A. Lefkowitz

Hughes Hubbard Reed, LLP

One Battery Park Plaza

New York, New York 10004-1482

6.3. Handling of Information Received by the Ombudsman

Where it is consistent with the information received to do so, the Ombudsman will contact the CCO or the GC regarding information he has received. The CCO and GC, in consultation with the Compliance Committee or   Executive Committee, as appropriate, will determine whetheran investigation or internal review is warranted, and, if so, will determine the appropriate resources necessary for such a review, including engagement of external advisors to perform or assist in the review.

Where in the Ombudsman’s judgment information he has receivedmight not be or has not been appropriately handledby the CCO or GC, he will report such information directly to the Chief Executive Officer.

6.4. Information related to Ellington Financial LLC and Ellington Residential Mortgage REIT

Information received by the Ombudsman or from the Ombudsman by the CCO or GC relatedto auditing or accounting mattersaffecting Ellington Financial, LLC, Ellington Residential MortgageREIT, or other publicly tradedvehicles managed by the firm will be reportedto the head of the respective company’s Audit Committee, In-House Counsel responsible for the company, the company’sChief Financial Officer,or to another recipient designated in an Open Door or similar policy adopted by the company.

6.5. Consultation with Ombudsman

At least quarterly, the CCO will contact the Ombudsman to verify that all information or complaints received by him have been communicated to the GC or CCO. The CCO will document the results of these verifying conversations with the Ombudsman.

6.6. References

The Securities Exchange Act:

Section 10A(m)(4) (requiring audit committees of public companies to establish procedures for receiving anonymous complaints)

Rule 10A-3(b)(3) (requiring audit committees of public companies to establish procedures for receiving anonymous complaints)

6.7. Version History

Adopted:          February 2, 2009

Updated:          October 1, 2013; November 24, 2009

7. ROLE OF THE SUPERVISOR

Under the Advisers Act, Ellington is responsible for properly supervising its employees, and the SEC may prohibitthe firm from engaging in advisory activities for up to a year if it finds that that the firm has failed to reasonably supervise an employee who has violated the securities laws.

Ellington recognizes this duty to supervise the actions of its employees. Adoption, implementation, and enforcement of this Code and of the Compliance Manual help the firm fulfill this duty by providing guidanceto you concerning the standardsyou are expected to meet in the course of your employment, and by setting forth the key legal and ethical issues.

In addition, Ellington relies upon Personnel who act in a supervisory capacity. Supervisors are generally responsible for supervising employees to ensure they fulfill their job responsibilities diligently and in satisfaction of the firm’s high professional standards, and for ensuring that all Personnelwho report directlyto them live up to the standards and expectations set out in the Code, the Compliance Manual, and the Employee Handbook. Though supervisors are certainly expected to appropriately delegate responsibilities to others, and to rely upon them to satisfy delegated responsibilities, it is also incumbent on Supervisors to take reasonable steps, in light of the facts and circumstances, to monitor the work of those who report to them, and to ask questions and follow up on indications that an employee may not be fulfilling his or her responsibilities or may be actingimproperly.

Ellington has established clear reporting lines, and all Personnel should be aware of who reports to them and to whom they report.

7.1. References

Investment AdvisersAct:

Section 203(i)(D) (providing the SEC with authority to impose penalties on advisers and their associated persons for failure to supervise)

7.2. Version History

Adopted:          February 2, 2009

8. ROLE OF THE COMPLIANCE COMMITTEE

The Compliance Committee is responsible for oversight of the formulation, adoption, and implementation of this Code, the firm’s Compliance Manual, and related written policies and procedures designed to ensure compliance with applicable law. The Committee is further responsible for overseeing the firm’s practices for monitoring compliance with these policies throughtesting, audit, surveillance, or examination, and for assessing the adequacy and effectiveness of the overall compliance program and culture. As appropriate, the Committee may make recommendations to management to enhance the compliance program,to address any weaknesses in the program,or concerning recommended responses to any material violations of firm polices and procedures.

8.1. Composition of the Committee

The members of the Committee include the CCO, the Chief Accounting Officer, the GC, and such other employeesof the firm as may be appointedfrom time to time by the Committee.

8.2. Version History

Adopted:          February 2, 2009

Updated:          March 19, 2012; November 24, 2009

9. ROLE OF THE CHIEF COMPLIANCE OFFICER AND THE GENERAL COUNSEL

The CCO and the GC are responsible for overseeing the implementation of the firm’s compliance program. The CCO is primarily responsible for the day-to-day operation of the program.

Though the GC and CCO are responsible for the implementation of the program, you are responsible for ensuring that you are familiar with and understand firm policyand relevant laws and regulations, and that you conduct yourself in accordance with them. The GC and the CCO serve in an advisory capacity, including by providing guidanceor making recommendations to senior management. While you are expected to seek the appropriate guidance from the GC and the CCO, you are responsible for your own conduct.

9.1 Discretion of GC and CCO

Certain provisions of the Code and the Compliance Manual call for the CCO or theGC to exercise discretion as to whethera course of action or proposed transaction is to be approved, or as to whether an exception may be made to firm policy. Decisions made by either the CCO or the GC in the exercise of this discretion arefinal and conclusive. It is also within the discretion of each to explain the reasons for any such decision, or, if appropriate, to provide no reason.

9.2 Delegation of Authority to Designee

The GC and the CCO may, within their discretion, delegate specific responsibilities under the Code or under the provisions of theCompliance Manual, to other Ellington Personnel. Each provision of the Code or the Compliance Manual that calls for an action by the GC or CCO should be read to permit that such action be taken by the designee of either, respectively.

9.3 Exceptions and Prior Approvals

The provisions of this Code and the Compliance Manual provide a framework, but are, of necessity, not exhaustive, and may not anticipate or fit all factual circumstances. The GC and the CCO generally have the authorityto make necessary and appropriate exceptions, and to grant approval for activities which require prior approval. However,neither the GC nor the CCO may grant an exception or prior approval concerning themselves. Unless otherwise provided, exceptions related to either will be granted only by the members of the Compliance Committee excluding the requestor.

9.4. Version History

Adopted:          February 2, 2009

10. DISCIPLINARY PROCEDURES

Any violation of this Code or the firm’s Compliance Manual constitutes grounds for disciplinary action, up to and includingdismissal. The disciplinary action taken in response to a violationwill depend upon the seriousness of the violationand all relevant facts and circumstances. The Compliance Committee is   generally responsible for setting guidelines for disciplinary action, and, in serious cases, making recommendations to senior management concerning what action is to be taken.   To the extentconsistent with governing employment laws and regulations, disciplinary action may take, without limitation, the form of issuing a letter of caution or warning, requiring that personaltrades be reversed, requiring the disgorgement of profits or gifts, suspending personal trading, imposing a fine or decreasing discretionary compensation, suspending employment (without compensation), forfeiture   of deferred bonus, making a civil referral to the SEC, making a criminal referral,terminating employment for cause, or any combination of the foregoing. Nothing herein shall alter or limit the at-will employment status of Ellington employees.

Ellington Personnel, including the CCO and members of the Compliance Committee, will not determine whether, or participate in the determination of whether, they have themselvesviolated the Code or provisions of the Compliance Manual, and will not recommend to management or have a role in the recommendation to management of what disciplinary action is to be taken with respect to any such violation.

10.1. Violations of Personal Trading Policy

We take compliance with the pre-clearance and other provisions of our PersonalTrading policy very seriously, and expect you to exercise care to ensure that all of your personal trading is consistent with the policy. Failure to secure required pre-clearance is a violationof our Code of Ethics,even in cases when pre- clearance of a transaction would have been granted had it been requested.

Though willful violations, and failures to pre-clear transactions that would not have been approved, may have different or more seriousconsequences, non- willful failures to pre-clear transactions that would have been approved will be handled as follows:

a. A first failure will result in suspension of the employee’s personaltrading for a period of three months.

b. A second failure within a 24 month period will result in a suspension of the employee’s personal trading for a period of six months.

c. An additional failure within a 24 month period of a second failure will result in a referral to the Executive Committee foradditional disciplinary action.

During a suspension, only securities transactions in open-end mutual funds and other “Permitted Instruments” will be permitted. For example, an employee whose personal tradingprivileges have been suspended may not even trade in Green List securities, or trade stocks below our de minimis threshold. However, during a suspension, individual sales or risk-reducing transactions will be considered for approval on a case-by-case basis.

This disciplinary framework is a general guideline only. Depending upon the gravity of any particular violation, differing or more severe disciplinary steps may be warranted.

10.2. Version History

Adopted:          February 2, 2009

Updated:          May 1, 2014; July 11, 2012

11. PERSONAL TRADING

Ellington’s policies with respect to personal transactions in financial instruments by Ellington Personnel (“Personal Trading”)are designed to (1) avoid the misuse of inside information and material non-public information, which could violate federalsecurities laws, (2) avoid conflicts of interest or the appearance of conflicts of interest (such as front-running), and (3) discourage excessive Personal Trading that can distract employees from their professional duties.

You should be mindful that personal securities transactions may be limited or prohibited at any time, that is, you could be indefinitely prohibited from purchasing a certain security, or, if you own it, you could be prohibited from selling it. For example,if you own shares of a certain company, and that company is subsequently placed on the Restricted List, you will be prevented from selling those shares for so long as the company remains on the List, where it may remain for an indefinite period of time.

11.1. Definitions

In orderto make it easier to review and understand Ellington’s Personal Trading policy, a few key terms are defined below. Capitalized terms used in this Code have the meanings given below.

11.1.1. Client Account

“Client Account”means any managedaccount or investment fund as to which, or for whom, the firm provides investment advisory or management services.

11.1.2. Compliance11

Compliance11 (“C11”) is the web-based service used by the firm   to collect and review personal tradinginformation, and to disseminate and collect periodic reports and certifications. You should receive a username and password for C11; a link for accessing C11 is available on the Compliance Intranet page at http://intranet/compliance.

11.1.3. Firm Account

“Firm Account” means a proprietary investment or trading account maintained by Ellington for the firm or its employees.

11.1.4. Green List

The “Green List” is a list, provided to you on a periodic basis and posted on the Compliance Intranet page at http://intranet/compliance, of certain more liquid  financial  instruments  that  under  certain  circumstances you will be permitted to trade for your Personal Accounts without prior approval, but only as described below in Section 11.2.2.2.

11.1.5. Mutual Funds That Must Be Pre-cleared list

The“Mutual Funds That Must Be Pre-cleared” list is a list, providedto you on a periodic basisand posted on the Compliance Intranet page at http://intranet/compliance, which includes mutual funds that are subject to the pre-clearance and reporting requirements in the Code.

11.1.6. Permitted Instruments

“Permitted Instruments” means:

a. direct obligations of the United States;

b. high quality short-term debt instruments, which include most bankers’ acceptances, certificates of deposit, commercial paper, and repurchase agreements;

c. shares issued by open-end mutual funds other than those issued by a mutual fund appearing on the Mutual Funds That Must Be Pre-cleared list;

d. currencies issuedby the U.S., U.K., Canada,France, Italy, Germany, or Japan; or

e. currencies issued by any other country if the U.S. Dollar equivalent amount of such currencytransaction or seriesof transactions does not exceed $1,000,000.

11.1.7. Personal Account

“Personal Account” means a security or other financial instrument (or an account, other than a Client Account or a Firm Account, holding securities or other financial instruments) held by Ellington Personnel or over which such person exercises control or as to which such person provides investment advice or has “beneficial ownership.”

“Personal Account” DOES NOT include an account in whichthe broker/custodian ONLY allows Permitted Instruments to be held (e.g., some mutual fund accounts are structured this way) unless that account holds a position in an open-end mutual fund included on the Mutual Funds That Must Be Pre-cleared list. The term “beneficial ownership” is defined by rules of the SEC. Generally, you are deemed to have beneficial ownership of securities and other financial instruments held in the name of:

a. your spouse or a minor child;

b. a relative (including in-laws, step-children, or step-parents) sharing the same house; or

c. anyone else, if you can obtainownership of the securities or other financial instruments immediately or at some future time.

11.1.8. Restricted List

The “Restricted List” is a list of securities and other financial instruments that are subject to trading restrictions. Securities may be added to the Restricted List for a number of reasons, including to enforce trading restrictions, monitor trading activity, or control risk related to the   receipt of potentially material, non-public information. Absent an express exception granted by the CCO or the GC, all tradingin Restricted List securities and financial instruments by any Ellington Personnel is prohibited. The current Restricted List is posted on  the Compliance Intranet page at http://intranet/compliance.

11.2. Trading Restrictions

Any tradingfor a Personal Account not in compliance with this sectionof the Code is strictly prohibited. Except as specifically permitted below, this restriction applies to all securities, derivatives, and futures.

11.2.1. Prior Written Approval Required for Transactions in Personal Accounts

Except as explained in “Exceptions to Requirement of Prior Written Approval” below, all Ellington Personnelmust obtain prior approval for all transactions for a Personal Account from the CCO or a designee. Approval for transactions should be secured using the requestform in C11, or by using the most currentversion of the firm’s standardrequest form.

11.2.1.1. Scope of Approval

Unless explicitly specified otherwise, written approval for a transaction is valid until the close of business on the business day following the day on which the approval is given.

Approvals are also valid only for the number of shares or principal amount specified in the approval.

11.2.1.2. Approval of Limit Orders

You may request approval for a limit order. Requests must specify that the requested order is a limit order, and specify the limit price. Approvals for limit orders are valid for 20 trading days following the day on which the approval is given.

11.2.1.3. Expiration of Approval and Effect of Notices

You are responsible for making sure approved trades, if executed, are executed prior to expiration of the approval. Though we may arrange for our personal trading system to provide email notifications when approvals are expiring, you are responsible for ensuring you comply with the policy, regardless of whether or not you receive notice that an approval is expiring.

11.2.1.4. Discretion Exercised by Others

Other than as discussed below in “Trades in Accounts over which you have no influence or control,” you are responsible for making sure trades in your reportable accounts are pre-cleared, regardless of whether you are the person who executes the trade. This means that:

a. If a broker managing your account normally contacts us the Compliance group to request pre-clearance for you, you will still be held accountable under this policy for their failure to request pre-clearance; and

b. If someone other than you, for example your spouse, or a parent, has authority to trade in an account, and they do so without you having obtained a necessarypre- clearance, you will still be held accountable under this policy.

11.2.2. Exceptions to Requirement of Prior WrittenApproval

Prior approval is not required for certain categories of securities transactions, although all transactions in these securities must be reported to the CCO as described in Section 11.6, “Reporting of Transactions and Holdings.”  Prior approval is not required for transactions in:

11.2.2.1. Permitted Instruments

Permitted Instruments, as defined in Section 11.2.6 above but specifically excluding open-end mutual funds on the Mutual Funds That Must Be Pre-cleared list.

11.2.2.2. Green List Instruments

Green List Instruments, which means:

a. The common shares or publicly traded debt of any issuer that appears on the Green List but that is not on the Restricted List;

b. Exchange Traded Funds (ETFs) that appear on the Green List but that are not on the Restricted List; and

c. The front month or first back month of futures contract series that appear on the Green List,

butonly where:

a. in the case of non-futures, the “aggregate valueof all your trades” in such issuer on any given day is less than

$250,000, and,

b. in the case of futures,the “aggregate number of your traded contracts” in such series on any given day is less than or equal to the “Maximum PA Contract Volume” indicated on the List for that series.

Prior approval is still required for options or other derivatives related to issuersor instruments on the GreenList. For the purposes of this section, the “aggregate value of allyour trades” means the sum of the absolutevalue of amountof all transactions (i.e., viewing all buys and sells as positive amounts) for all of your Personal Accounts combined, and the “aggregate number of your traded contracts” means the sum of the absolute value of the number of contracts tradedin all of your Personal Accounts

11.2.2.3.de minimis trading of publiccompanies

deminimis trading of public companies, which means the common shares of any publicly traded company that is not on the Restricted List if the aggregate valueof all purchases of such issueris less than $5,000 and the aggregate value of all sales of such issuer is less than $5,000 on a given day. For the purposes of this section, the “aggregate value” means the total absolute value of such transactions for all of your Personal Accountscombined.

11.2.2.4. Trades in Accounts over which you have no influence or control

Trades in Personal Accounts over which you have no direct or indirect influence or control, provided that the CCO has received evidence sufficient to establish that you have no such influence or control. Decisions to exempt trading in such Personal Accounts from the prior approval requirement will be made by the CCO on a case-by-case basis in light of all of the facts and circumstances.

11.2.2.5. Municipal Securities

Prior approval is not required for municipal securities.

11.2.3. 30-Day Minimum Holding Period for Public Equities Positions

All positions in publicly traded equities in your Personal Accounts must be held for a minimum of 30 days, subject to the following exceptions:

a. Positions held less than 30 days may be closed out ifunprofitable;

b. Positions in the equities of issuers on the Green List may be held for less than 30 days;

c. Positions in ETFs on the Green List may be held for less than 30 days; and

d. Positions in open-end mutual funds may be held for less than 30 days.

For purposes of counting the holding period and for determining whether closing a position is profitable, trades will be matched on a last-in-first-out or LIFO basis.

While we will seek to use functionality in Compliance11 to flag pre- clearance requests that may violate the holding period rule, it is your responsibility to ensure that you observe the rule. Because trading information in Compliance11, particularly for employees whose brokers provide paperstatements or confirms, may lag, and because the ultimate price of execution is not known at the time of pre-clearance, you should not assume that receiving pre-clearance means that a proposed trade is consistent with the holding-period rule. Moreover, the holding-period rule also appliesto de minimis transactions that do not require pre-clearance under our policy.

11.2.3.1. Treatment of Options under Holding Period Requirement

Options on equities are covered by this holding-periodpolicy. Profitable equity options positions must be held for a minimum of 30 days, including options referencing Green List issuers, though options on ETFs that do not require pre-clearance may be held for less than 30 days.

You may exercise an option within30 days of acquisition, and holding periods for equities positions acquired pursuant to the exercise of an option may be counted from the date of the acquisition of the option rather than from the date of exercise. You may, for example, satisfy the holding period for a profitable option acquired less than 30 days before expiration by exercising the option and holding the underlying position until 30 days have lapsed since you acquired the option. You may not, however,   sell to close a profitable option position within 30 days of acquisition, whether at expiration or before. Consequently, if you acquirean option less than 30 days before expiration, you must be prepared to exercise the option; in such cases selling to close at expiration will violate this holding-period policy.

11.2.4. No Personal Trading Permitted through Ellington Trading Desks

Without the prior, written approval of the CCO or the GC, no transaction for a Personal Account may be effected through or using the influence of one of Ellington’s trading desks.

11.3. Restrictions on Trading and Holding of Ellington-Managed Public Companies

Because of the firm’s role with respect to the publicly traded vehicles it manages, including Ellington Financial LLC (“EFC”) and Ellington Residential Mortgage REIT (“EARN”) (together “Ellington-Managed Public Companies”), trading and owning of those companies’ shares is subject to the following restrictions. These restrictions are in additionto any other applicable restrictions included in the Code.

11.3.1. Trading Windows

Ellington-Managed Public Companies will ordinarily be maintained on the firm’s Restricted List. Trading by employees, however, is expected to be permitted during trading windows.As explained below, even during a trading window, each trade must be approvedbeforehand by the CCO or his designee. If you are interested in trading shares of an Ellington- Managed Public Company, you can contact the CCO for   information about expected trading windows.

Though windows are expected to open periodically, there is no guarantee that a window will open when expected, or that it will remain open for the amount of time expected. Consequently, it is possible that you will not be permitted to buy or sell the shares of Ellington-Managed Public Companies for extended periods of time.

11.3.2. Pre-clearance requests two days before trading

Requests for approval to trade Ellington-Managed Public Companies may take longer to review than typical pre-clearance requests. In light of this, you must submit pre-clearance requests for Ellington-ManagedPublic Companies two business days ahead of the day you expect to trade, though pre-clearance may be granted more quickly than that. As with any request to trade a security on Ellington’s Restricted List, a request to trade Ellington-Managed Public Companies may be denied by Compliancefor any reason (possibly with no explanation provided), and in the case of Ellington-Managed Public Companies may be denied even if the request is made during an open trading window.

11.3.3. No de minimis exception

All trading of Ellington-Managed Public Companies in  a Personal Account must be pre-cleared, regardless of the number of shares or dollar amount of the transaction. The de minimis exception to the pre-clearance requirement applicable in other circumstances is not available for trading of Ellington-Managed Public Companies.

11.3.4. Required use of designated broker dealer

If you are going to buy, sell, or hold shares of Ellington-Managed Public Companies, you must do so in an account at a broker-dealer designated by Ellington for this purpose. Centralization of trading of Ellington-Managed Public Companies by Ellington Personnel at a single broker-dealerhelps to reduce the risk of inadvertent violations of our policies in this area.

If you would like to purchase shares of an Ellington-Managed Public Company, you should contact the CCO for information aboutwhich broker-dealer you are required to use and for the appropriate contact information for opening an account there.

11.3.5. No shorting

You may not sell short shares of Ellington-Managed Public Companies.

11.3.6. Expected minimum six-month holding period

Under the securities laws, officers and directors of a public company are not permitted to benefit from “short swing”trading. This restriction is intended to prevent officers and directors from unfairly using information they have gained because of their position.

Under ordinary circumstances, out of an abundance of caution, we expect to apply a similar standard to trading of Ellington-Managed Public Companies by all Ellington Personnel. As a consequence, you should expect that requestsfor approval to sell that are within six months of a purchase, or requests to purchase that are within six months of a sale, are likely to be denied.

11.3.7. No trading while in possession of material, non-public information

Notwithstanding all of the above, you may not, under any circumstances, trade shares of Ellington-Managed Public Companies while in the possession of material, non-public information about them, even during a trading window and even if you have pre-cleared the trade.

Please see the Insider Trading section of this Manual for further discussion of materiality and of insider tradinglaw in general. As noted there, the assessment of whether information is material can be complex and involve significant judgment. If you have doubt about whether information you possess is material, non-public information, you should consult with the GC or theCCO.

11.3.8. Reporting of executions by Section 16 filers

Officers, directors, and owners of 10% or more of the outstanding shares of Ellington-Managed Public Companies (“Section 16 Filers”)   are required to file reports with the SEC under Section16 of the Exchange Act within two business days of reportable transactions. Ellington Personnel who are Section16 filers should report trade executions to the CCO on trade date to facilitate preparation and filing of the requisitereports.

11.4. Restriction on Investment in IPOs

You MAY NOT receive an allocation of a newly issued securityissued in connection with an initial public offering (IPO) without the prior approval of the CCO. The CCO will retain recordsof each decisionwith respect to any such request for approval, and the basis for that decision.

11.5. Restriction on Investment in Private Placements

You also MAY NOT invest in any private security (including a private placementby a public company, or any privatelyoffered security such as an investment in another hedge fund, a real estate fund, a private equity fund, ora direct investment in a non-public company)without the priorapproval of the CCO. The CCO will retain recordsof each decisionwith respect to any such request for approval, and the basis for that decision. You also may not redeem or sell any investment in a privatesecurity without the prior approvalof the CCO.

11.5.1. Investment in Ellington-managed funds

Subscriptions and redemptions by Ellington Personnel in Ellington managed funds are handled through Investor Relations and requests should be made to Investor Relations. Investor Relations will provide prior notice to the CCO of pending subscription and redemption requests from Ellington Personnel and the CCO may disallowa subscription or redemption. Though subscriptions and redemptions are handled by InvestorRelations, the Management Company Controller, CFO or other members of the Financial Reporting group shall notify Investor Relations if they become aware of pending or requested subscriptions or redemptions that they have reason to believe may not be knownby Investor Relations.

Subscriptions in our privatefunds are limitedto those who meet certain financial criteria or who are deemed knowledgeable employees under applicable rules. Once a subscription or redemption request has been made to Investor Relations and the CCO has been notified, the CCO may disallow subscriptions in light of these qualification standards, or for other reasons, including based upon input from the subscriber’s supervisor or members of senior management. The CCO may also disallow redemptions for a number of reasons, includingin light of co-investment or similar agreements, in light of disclosure regarding the amount of investment in Ellington Clients or a particular Ellington Client by Ellington Personnel, or to avoid the appearance of the misuse of nonpublic information or other appearance of impropriety.

11.6. Limit on Investment in Financial Firms

You may not own in any Personal Accountany stock or any other direct or indirect financial interest in any other organization primarilyengaged in any securities, financial, or related business, except for minority stock ownershipor other financial interest in a business which is publicly owned, provided that you may own a minority interest in a private securities, financial, or related business if that interest is acquired, owned,or disposed of indirectly throughan entity which you do not advise and over which you exercise no investment   discretion, e.g. an interest acquired by a third-party managed private equity or similar fund in which you have invested.

11.7. Limit on Investment in Residential Real Estate

To control potential conflicts and the appearance of conflict between your investment activity and residential real estate investment activity by Ellington clients, purchases of residential real estate in the U.S. for investment purposes, like investments in securities, requirepre-clearance by the compliance group. This pre-clearance requirement applies only to real estate purchased for investment purposes, and does not apply to real estate that you purchase for use as a primary residence or as a secondary or vacation residence. It also does not currently apply to direct purchases of residential real estate in New Jersey, New York,Connecticut, Massachusetts, Rhode Island, Vermont,New Hampshire, Maine, or outside of the UnitedStates. Please keep in mind that in cases in whichan LLC or similar privateentity is formedfor purposes of real estate investments of this sort,your interest in the LLC is a private securityand is subject to our pre-approval requirement for private securities.

11.8 Reporting of Transactions and Holdings

To ensure compliance with the Code of Ethics, Ellington’s Compliance Manual, and applicable law, Ellington collects information regarding the   personal trading activities and holdings of all EllingtonPersonnel. To assist with this process, you must submit periodicreports and certifications concerning your accounts, transactions, and holdings.

Most of the reporting requirements outlined below can be satisfied through timely completion of reports and certifications you will be asked to make using C11, the web-based service used by the firm to facilitate compliance with this section of the Code.

11.8.1. Initial HoldingsReport

You must provide the CCO or his designeewith a list of all Personal Accountswithin five businessdays of initialreceipt of this Code or an initial request for such account information. Unless instructed   otherwise by the CCO or his designee, you must also at that time supply the most recent account statements for each of your Personal Accounts and identify any securities you own which are not reflected on those statements. The statements may be dated no more than 45 days prior to the commencement of your relationship with Ellington.

11.8.2. Required Delivery of Duplicate Statements and Confirmations

You must arrange for duplicate copies of all confirmations and statements for Personal Accountsin which you hold anythingother than Permitted Instruments to be sent to the CCO or his designee. Through C11, the firm is able to electronically receiveconfirmation and statement information for accounts held at certain brokers. Delivery of duplicate   paper statements is not requiredwhen the equivalent information is received electronically through C11.

11.8.3. Annual Holdings Report

On or before February 14th  of each year, you must provide the CCO with a report of all securities you hold—excluding Permitted Instruments— which are not reflected on duplicate account statements sent directly to the CCO or a designee.

11.8.4. Quarterly Transaction Reports

Within 30 days of the end of each calendar quarter or as   otherwise directed in connection with requests for periodic certifications, you must provide the CCO with a report of all securities transactions in which you engaged during the quarter whichare not reflected on duplicate account statements sent directly to the CCO, excluding transactions in Permitted Instruments. At such time, you may be required to verify that all of your Personal Accounts have been identified to the CCO or a designee.

11.8.5. Reporting of Newly Opened Accounts

You must apprise the CCO within five businessdays of the opening of a PersonalAccount, and, as required by Section 11.8.2above, arrange for duplicate statements and confirmations for any such account to be sent directly to the CCO or a designee.

11.8.6. Exceptions to Reporting Requirements

You may not be required to satisfy certain of the above reporting requirements with respect to certain Personal Accounts. Decisions as   to the applicability of either of the two exceptions listed below will be made on a case-by-case basis by the CCO.

11.8.6.1. Automatic Investment Plans

Automatic investment plans, including Dividend Re-investment Plans, may be exempt from the Quarterly Transaction Report requirement in Section 11.8.4 above.

11.8.6.2. Accounts over which you have no influence or control

Personal Accounts over which you have no direct or indirect influence or control may be exempt from the requirements in Sections 11.8.1 through 11.8.5 above, provided that such accounts must be identified to the CCO as required in Sections 11.8.1, 11.8.4, and 11.8.5 above, and provided that the CCO has received evidence sufficient to establish that you have no such influence or control.

11.8.7. Identification of Family Members who are Officers or Directors of Public Companies or whose Employers may do Business with Ellington

In order to assist the firm in identifying sources of real or apparent conflicts of interest, Ellingtonwill periodically, typicallyin connection with a quarterly or annual holdings or transaction report, ask that you provide information about members of your family or household who are employed by firms who do or who may do business with Ellington, particularly securities, financial, or relatedfirms, or who are directors or officers of public companies.

11.8.8. Additional Requests for Information

From time to time the firm may requestthe information discussedin this section in a different form or at a different time than outlined above. You are required to supply such information whenever requested to do so.

11.8.9. Reporting by Interns, Contractors, and Temporary Employees

In lieu of arranging for duplicate statements and confirmations to be   sent to the CCO, Ellington Personnel whose expected tenurewith the firm is less than six months may personally deliver a statement dated December 31 in connection with any requiredAnnual Holdings Report during their relationship  with  the  firm,  and  may,  in  connection  with  any   required Quarterly Transaction Report, personally deliver accountstatements covering transactions duringthat quarter, providedthat such statements are delivered prior to the date by which such Reports are due.

11.9. Exceptions for Short Term Personnel

Short term or temporary Personnel who do not have access to nonpublic information regarding trading on behalf of the firm’s clients and who are not involved in making investment or trading recommendations, may be exempt from the reporting and trade pre-approval requirements under this section. Exemptions will be granted on a case-by-case basis by the CCO.

11.10. Review by Compliance

The CCO or a designee will review the personal tradinginformation collected pursuant to this Section, and conduct additional inquiry as necessary, in order to identify potentially abusive trading by Ellington Personnel, and in order to identify violations of this Code. The CCO is responsible for keeping a record of any such violations and the action taken as a result. The CCO will report potentially abusive trading and substantive violations of this Code to the ComplianceCommittee, or to members of the firm’ssenior management, as appropriate.

The GC or a designee will review the personal trading of the CCO.

11.11. References

Investment AdvisersAct:

Section 204A (requiring advisers to establish and enforce written policies designed to prevent the illegal use of materialnonpublic information by the adviser and its associated persons)

Rule 204A-1(b) (requiring submission of transaction and holdings reports by an adviser’s access persons)

Rule 204-2(a)(12)(ii) (requiring retention or a record of all violations of an adviser’s code of ethics and action taken as a result of theviolation)

Rule 204-2(a)(13)(iii) (requiring retention of records of decisions and reasons supporting decisions to approve an access person’sinvestment in an IPO or privately placed security)

Investment CompanyAct:

Rule 17j-1 (requiring investment advisers to registered investment companies to establish and enforce a written code of ethics containing provisions reasonably necessary to prevent the investment adviser’s personnel from engaging in any fraudor other manipulative conduct prohibited underRule 17j-1(b))

11.12. Version History

Adopted:          July 15, 2008

Updated:          September 10, 2014; May 1, 2014; October 1, 2013; July 16, 2012;

July 11, 2012; March 23, 2012; January 5, 2011; November24, 2009; February 2, 2009

12. GIFTS AND ENTERTAINMENT

Giving or receiving gifts in a business settingcan give rise to an appearance of impropriety or may raise potential conflicts of interest. Ellington has adopted the policies set forth below to guide employees whenever gifts are accepted from, or given to (or for the benefit of), any individual or entity doing business with Ellington.

Generally, you should not accept or provide any gifts or favors that might influence the recipient’s decisions regarding business transactions involving Ellington or Client Accounts, or even that might reasonably be perceived by others as influencing those decisions. Although modest gifts and favors may be accepted or given on an occasional basis, even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence the recipient’s business decisions. Where there is a law that affects the acceptance of gifts of nominal value (for example,certain government workersare prohibited from accepting gifts),the law must be followed.

Generally, you should also not host or attend meals or other forms of business entertainment that might reasonably be perceived as so frequentor excessive as to improperly influence the guest’s decisions regarding business transactions involving Ellington or our Client Accounts.

12.1. Giving of Gifts or Entertainment

The giving of gifts to or entertainment of any person or entity related in any way toEllington or its business, exceptas discussed below,is strictly prohibited without the prior approval of the GC or the CCO, who will keep a record ofany such approvals.

12.1.1. Limit on Gifts to or Entertainment of Certain Classes of Recipients

Notwithstanding the general exceptions listed in 12.1.2 below, provision of gifts or entertainment to certain, specific classes of recipients is subject to additional restrictions because of laws or regulations applicable to them. Each of these classes of recipients and the applicable policy are discussed below.

In additionto the gifts and entertainment described in the discussion of each class below, you may provide such recipients with items of nominal value on an occasional basis. Items of nominal value include, for example, an ordinary promotional item bearing an Ellington logo, modest meal or snacks providedduring an on-sitevisit, or other non-monetary items less than $10 in value.

12.1.1.1. ERISA Plan Asset Investors

An ERISA Plan Asset Investor is anyone who you know orshould have reason to know is the source, potential source, or who represents the source or potential source ofEllington-managed assets subject to ERISA (an “ERISA Plan Asset   Investor”). ERISA Plan Asset Investors include, for example, representatives of pension funds who are or may become Ellington Clients or invest in Ellington-managed funds, and representatives of advisers to funds-of-funds which include substantial investments by pension plans and which have invested or may invest in Ellington- managed funds.

You may provide ERISA Plan Asset Investors with non-cash gifts or entertainment less than $50 in value, provided that:

a. gifts and entertainment in aggregate provided to that recipient during the prior twelve months, including the proposed gift or entertainment, are less than

$100 in value; and

b. the gift or entertainment receives the priorapproval of the GC or CCO.

12.1.1.2. Foreign Officials

A Foreign Official is any officer or employee of (i) a foreign government, (ii) an agency or instrumentality of a foreign government, (iii) a foreign political party, or (iv) an enterprise owned or controlled by a foreigngovernment, and any candidate for foreign political office.

You may provide Foreign Officials with non-cash giftsor entertainment, provided that:

a. thegift or entertainment is valued at $50 or less, gifts in aggregate provided to that recipientduring the prior twelve months, including the   proposed gift, are less than $50 in value, and the recipient has been entertained four or fewer times in the previous 12 months, including the proposed entertainment; or

b. the gift or entertainment receives the priorapproval of the GC or CCO.

The intent of this policy is to limit entertainment of Foreign Officials to entertainment that is of reasonable or moderate value in a given country,recognizing that a meal that is modestin one country or region could have the same monetary value as one that is extravagant in another. Because of this, the CCO may in some cases establish higher pre-approval thresholds on a country by country basis.

12.1.1.3. State or Local Pension Officials

A State or Local Pension Officialis any officer or employeeof a U.S. state, county, or municipal pension. Gifts and entertainment provided to State or Local Pension Officials, other than items of nominal value as described above, require the prior approval of the GC or CCO.

12.1.2. Exceptions to Requirement of Prior Approval of Giving of Gifts or Entertainment

Without in any way diminishing your responsibility to exercise good judgment in accordance with the principles laid out above, including consulting with the CCO if appropriate, and except as discussed above with respect to ERISA Plan Asset Investors, provision of the following gifts and entertainment will typically not require prior approval of the GC or CCO:

12.1.2.1. Entertainment or meals provided under $500 per person per event

Entertainment or meals, not to exceed$500 per personper event, provided that you are present as the host at the event or meal,and provided that you report to the CCO circumstances in which you provide entertainment valued at less than $500 per person   per event three or more times in any three month period to the same individual.

12.1.2.2. Gifts and gratuities under $250

Other non-cash gifts and gratuities or anything else of value given by you, not to exceed$250 in totalvalue given duringany 12 month period to any individual.

12.2. Acceptance of Gifts or Entertainment

The acceptingof gifts from or entertainment by any person or entity related in any way to Ellington or its business, except as discussed below, is strictly prohibited withoutthe prior approvalof the GC or the CCO, who will keep a record of such requests and the decision made with respect to each.

12.2.1. Limit on Gifts or Entertainment Accepted in Connection with Transactions for ERISA Clients

Notwithstanding the exceptions listed in 12.2.2 below, you may not accept any gift or entertainment offered in whole or in part becauseEllington advises an ERISA Client or because of the amount of business conducted by Ellington on behalfof an ERISA Client. An ERISA Clientis any account managedon behalf of a pensionor retirement plan,or any fund 25% or more of which is owned by ERISA Plan Asset Investors.

For your reference, ERISA Clients are identified in the fund table in Ellin by an ERISAflag, which shouldbe set to “1” for each fund which is an ERISA Client.

12.2.2. Exceptions to Requirement of Prior Approval of Acceptance of Gifts or Entertainment

Without in any way diminishing your responsibility to exercise good judgment in accordance with the principles laid out above, including consulting with the CCO if appropriate, and except as discussed above with respect to ERISA Clients, acceptance of the following gifts and entertainment will typically not require prior approval of the GC or CCO:

12.2.2.1. Entertainment or meals received under $250 per person per event

Entertainment or meals, not to exceed$250 per personper event, provided that the host is present with you at the event or meal,and provided that you report to the CCO circumstances in which you receive entertainment valued at less than $250 per person per event three or more times in any three month period from the same individual, entity, or group of individuals from the same entity.

12.2.2.2. Gifts and gratuities under $250

Other non-cash gifts and gratuities or anything else of value received by you, not to exceed $250 in total value in any 12month period from any individual, entity, or group of individuals from the same entity.

12.3. Personal Gifts or Entertainment Not in Relation to Ellington’s Business

In reviewing any requests for approval of gifts or entertainment exceeding the limits described above, the GC or CCO may considerwhether such gift or entertainment is not in relation to Ellington’s business. Factors to be considered in making that determination may include whether:

a. there is a pre-existing personal or family relationship between the giver and receiver or guest and host;

b. there is a likelihood that the giver and recipient will substantively interact in connection with Ellington’s business;

c. the gift or entertainment is associated with a customary life event such as a wedding or the birth or adoption of a child;

d. the giver or host is paying for the gift or entertainment personally; and

e. the gift or entertainment might reasonably appear excessive in the circumstances.

12.4. References

NASD Notice to Members 06-69 (December 2006) (providing guidance to member broker-dealers on the treatment of gifts under FINRA Rule 3220 (formerly NASD Rule 3060))

A Resource Guide to the U.S. Foreign Corrupt Practices Act (November 14, 2012) (providing guidance on the FCPA from the U.S. Department of Justice and the SEC, available at http://www.justice.gov/criminal/fraud/fcpa/guide.pdf

12.5. Version History

Adopted:          February 2, 2009

Updated:          October 1, 2013

January 5, 2011

13. OUTSIDE ACTIVITIES

Outside business activities, including employment outside Ellington, as well as service on the board of directors of an outsidecompany, could lead to potential conflicts of interest,raise insider tradingconcerns, or otherwise interfere with your duties to the firm and its clients. Except as provided below, you may  not  be employed by, or serve as a director, officer, or trustee of any public orprivate company unaffiliated with Ellington. You also may not engagein outside business activities, including acting as a consultant, or serve on a creditor’s or advisory committee with respect to a company unaffiliated with Ellington.

13.1. Exception for Approved Positions

In certain circumstances it may be in the interest of the firm or its clients for you toengage in the outside activities described above. You may engagein such activities only upon receiving written approval from the GC  or CCO. Permission to engage in such an outside activity may be rescinded at any time if theGC or CCO determines that continuing the outside activityis against the interests of either the firm or its clients. Thus, though you have received written permission to pursue them, you may be required to resign an outside position, or discontinue outside business activities at anytime.

13.2. Charitable and Civic Activities

Ellington encourages you to be involved in the affairs of our community. However, you must receive prior written approvalfrom the GC or the CCO before serving as a director or trustee of any organization that could potentially do business with Ellington or invest in an Ellington fund, or with respect to which you would potentially be involved in investment or similar matters. This pre-approval requirement does not apply to familyor personal trusts,but you should keep in mind that investment activities by such trusts should be reported consistent with the Personal Trading section of this Code.

You must also seek prior writtenapproval from the GC or the CCO before running for election or seeking appointment to any government-related position. As with any other outsideactivity for which you may have receivedapproval, the firm may, at any time, require you to resign a position approvedunder this subsection if the interests of the firm or its clients so requires.

13.3. Business Opportunities

Without the prior writtenconsent of the GC or the CCO, you may not take for yourself business opportunities that are offeredto you or become availableto you because you are associated with Ellington. You also may not use firm property, including information you receive as a result of your association with the firm, for personal gain, or to compete with the firm.

13.4. Separation of Outside and Professional Activities

Whenever you engage in activities outside your capacity at Ellington, including when you have been given approval to pursue such outside activities, you must take care to avoid creating the impression that Ellington endorses or approves of those outside activities. As a general rule, you should avoid using your association with Ellington to further your pursuits outside the firm, and you may not use firm property or facilities for outside activities.  You are also   expected to notify the GC or CCO of any events in connection with any of your outside activities that could materially impact the firm or itsreputation.

Likewise, you should avoid engaging in outside activities during work hours. Except with the prior written approvalof the CCO, you may not solicitother Ellington Personnel on Ellington’s premises, using Ellington equipment or facilities, or while either you or the person solicited are working.

13.5. Prohibited Payments Involving Third Parties

Certain activities, by their very nature, breach the duty of loyalty that you have to Ellington. Therefore, without the prior writtenconsent of the CCO or the GC, you maynot:

a. Pay,directly or indirectly, to any individual or entity, any part of your compensation received from Ellington in connection with any transaction on behalf of Ellington or an Ellington client;

b. Accept, directly or indirectly, from any individual or entity other than Ellington, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connectionwith any transaction on behalf of Ellington or an Ellington client.

13.6 Version History

Adopted:          February 2, 2009

14. COMMUNICATION WITH THIRD PARTIES

Care should be taken in all communications you undertake on behalf of Ellington or our clients. The firm has high standards for fairness, integrity, and professional conduct and expects that all of your communications will reflect those high standards. In addition, communications with certain groups of third parties, and communications of certain types, are best handled under the supervision of specialized Ellington Personnel.

14.1. Regulators and Government Agencies

Except as provided in the Regulatory Filings section of the Compliance Manual, all communications received from a regulator or government agency that oversees the firm, including any from the SEC, CFTC, NFA, or FINRA should be immediately referred to the GC or CCO.

14.2. Press and the Media

All communications from a member of the press should be referred to the head of InvestorRelations. You may not speak to a member of the press in your capacity at Ellington or with regard to the business of Ellington, its affiliates,or any Ellington-managed fund or account without the express permission of Michael Vranos, Laurence Penn, or Richard Brounstein.

14.3. Entering into Contracts

Except for standard or form contractsthat have been previously approvedfor use by the GC, all contracts, prior to execution,should be reviewedby the GC or his designee, which may include designated outside counsel.

14.4. Engaging Outside Counsel

You may not engage outside counsel on behalf of the firm, its affiliates, or any Ellington-managed fund or account for a new matter without the prior approval of the GC.

14.5. Investor Communications

Communication with our investors must be handled with particular care in light of our duties to them and the complexity of the law governing communications between an adviser and its clients. A member of the Investor Relations group should be consulted with respect to any communication with an investor in any Ellington-managed fund or account. Such communications, when they take the form of marketing materials, must also be reviewed and approved beforehand as provided in the Marketing section of the Compliance Manual.

14.6. No Communications Disparaging Clients, Investors, Ellington, or Ellington Employees

When communicating with outside partiesyou should not in any way, either orally or in writing, disparage Ellington or our affiliates, or any of our current or former clients, investors, or employees, including without limitation by   making or soliciting any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good names or business reputations Ellington or our current or former clients, investors, or employees.

14.7. Version History

Updated:          March 19, 2012; June 13, 2011

Adopted:          February 2, 2009

15. DISTRIBUTION AND ACKNOWLEDGEMENT OF THE CODE OF ETHICS

Ellington will distribute a copy of this Code to all new Personnel upon commencement of their relationship with the firm. All Personnel must   acknowledge in writing that they have received, read, understood, and agree to comply with the Code of Ethics.Ellington will also make the current versionof the Code regularly available to Personnel through the firm’s intranet, distribute notice to Personnel of material amendments to the Code, and request periodic acknowledgement of the Code and agreement to abide by it.

15.1. Distribution of the Code of Ethics to Investors

Investor Relations will provide a copy of the Code of Ethicsto investors in Ellington-managed funds upon receiving written request.

15.2. References

Investment AdvisersAct:

Rule 204A-1(a) (requiring registered advisers to adopt a code of ethics)

Rule 204A-1(a)(5) (requiring registered advisers to distribute their codes and amendments to their supervised persons)

Investment CompanyAct:

Rule 17j-1(c) (requiring investment advisers to registered investment companies to adopt a code of ethics)

Rule 17j-1(d)(4) (requiring investment advisers to registered investment companies to identify all persons required to make reports under Rule 17j-1 and inform those persons of their reporting obligation)

15.3. Version History

Adopted:          February 2, 2009

Update:            May 1, 2014; October 1, 2013

16. POLITICAL CONTRIBUTIONS

Ellington respectsemployee participation in civic and political affairs.Political or campaign contributions by employees of an investment adviser, however, can in some circumstances create an appearance of impropriety, particularly when the receiving government official is or may be in a positionto influence a decision by a state or government agency to engage the adviser to provide advisory services.

The SEC has adopteda specific rule in this area known as the “Pay-to-play Rule.” The Rule limits the ability of an adviser to receive compensation for advisory services provided to a government entity like a state pension for a period of two years after the adviser or certain classes of the adviser’s employees have made a politicalcontribution to a relevant candidate orofficial.

We have adopted the policy outlinedbelow in order to preservethe firm’s abilityto provide investment advisory services to state or municipal governments, agencies, or pension plans or funds. Because case-by-case application of the Pay-to-play rule can be complex, our policy requires case-by-case pre-clearance with the CCO for political contributions and fundraising activity.

Pre-clearance is a precautionary measure. Because of the adverseeffect that some employee political contributions can have on the firm and its business, we have adopted this pre-clearance requirement so that the consequences of proposed contributions can be evaluated, and to help ensure that the firm satisfies applicable record-keeping requirements in this area.

16.1. Activity Requiring Pre-clearance

The “Pay-to-play” rule covers both direct political contributions to a candidate and indirect or fundraising activity. As discussed below, it also covers activities by members of your immediate family.

You should seek pre-clearance before:

a. Contributing to a candidate for federal, state, or local political office except for contributions to candidates for President or for U.S. Congress who do not currently hold a state or local politicaloffice;

b. Contributing to federal, state, or local officials;

c. Contributing to national, state, or local political parties or political action committees;

d. Hosting, sponsoring, or organizing an event part of whose purpose is to further campaign efforts or raise funds for any person holding or seeking state or local office;

e. Contributing to a charity controlled by a federal, state, or local official;

f. Assuming a role with an organization that regularly engagesin political fundraising and endorses candidates for state or local office;

g. Volunteering for a political campaign; or

h. Engaging in a political fundraising event or activity, including soliciting or coordinating contributions to a candidate, political action committee, or political party.

16.2. People Covered

The Pay-to-play rule applies to the direct activities of covered Ellington employees, but also appliesto “indirect” contributions by covered employees. That is, people coveredby the rule may not attempt to circumvent it by, for example, directing somebody else, such as a spouse, to make a contribution on their behalf, or by giving to a group that supports a candidate insteadof giving directly to the candidate.

Because contributions and fund raisingactivities by those close to you may create the appearance that they are acting at your request or on your behalf, we ask that you pre-clear any of the above-enumerated contributions or activities made or undertaken by you or by anyone in your immediate family. For these purposes your “immediate family” includes your spouse or spousal equivalent, minor children, or other relative who shares your household or who is financially dependent on you.

16.3. Contributions by Ellington and Affiliated Entities

The pre-clearance requirement outlined above also applies to any contributions or activities contemplated by Ellington itself, by any of its affiliated advisers, or by other affiliated entities

16.4. References

Investment AdvisersAct

Rule 206(4)-5 (governing political contributions by certain investment advisers) Rule 204-2(18) (required books and records related to political contributions)

Rule 206(4)-3(e) (incorporating into the Client Solicitations rule provisions of 206(4)-5 concerning solicitation of government entity)

16.5. Version History

Adopted:  March 2, 2011